Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the incorporation by reference in this Post- Effective Amendment No. 7 to the Registration Statement on form F-1 of Wearable Devices Ltd.  (“the Company”) of our report dated March 19, 2025, relating to the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024 appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Ziv Haft

Ziv Haft

Certified Public Accountants (Isr.)

BDO Member Firm

September 29, 2025

Tel Aviv, Israel